Exhibit 10.1

Certain information has been omitted from this exhibit because it is both not material and is the type that the Company treats as private or confidential. Omissions are marked as “[***]”.

July 6, 2026

Via E-mail

INERGX Energy Optimisation Ltd

27 Old Gloucester Street,

London, England, WC1N 3AX

Dear Directors:

This letter of intent (this “Letter”) summarizes the principal terms of a proposal being considered by Nocera, Inc., a Nevada corporation (NASDAQ: NCRA) (the “Buyer” or “NCRA”), regarding its proposed acquisition of a non-controlling interest in INERGX Energy Optimisation Ltd, a company incorporated in England and Wales (company number 16189425) (the “Target” or “INERGX”). The Buyer’s proposed acquisition of Target is referred to as the “Transaction” and the Buyer and the Target are referred to collectively as the “Parties.”

I.	Structure.

The transaction structure is as follows: the Parties shall enter into a definitive stock purchase or share exchange agreement (the “Acquisition Agreement”) in which NCRA intends to acquire up to nine point nine-nine percent (9.99%) of the issued and outstanding equity interests of INERGX through a stock purchase, share exchange, contribution, recapitalization, or other mutually agreed transaction structure.

The Parties acknowledge that INERGX is concurrently admitting Round 1 founder investors and may, over the coming months, admit other strategic or financial investors, whether in tranches of up to nine point nine-nine percent (9.99%) each in the same structure as described herein, under a private placement, or otherwise. NCRA's 9.99% interest may be maintained through further investment to avoid dilution, and any increase in NCRA's interest above 9.99% shall be subject to the mutual agreement of both Parties, the Aggregate Third-Party Cap (as defined below), applicable law, and the Definitive Documentation (as defined below).

Aggregate Third-Party Cap. Notwithstanding anything to the contrary in this Letter, and irrespective of how any investment is structured or effected (whether by primary issuance, secondary purchase, contribution, recapitalisation, share exchange, conversion, earn-in or otherwise), the aggregate equity interest in INERGX held by NCRA together with all other investors and parties other than INERGX's founders shall not at any time exceed fifty percent (50%) of the issued and outstanding equity interests of INERGX. Accordingly, INERGX's founders shall at all times retain not less than fifty percent (50%) of the issued and outstanding equity interests of INERGX. NCRA's interest, whether held alone or aggregated with such other interests, shall be subject to and count towards this fifty percent (50%) cap.

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The consideration shall consist of a combination of cash and NCRA common stock, in proportions to be mutually agreed by the Parties and set forth in the Definitive Documentation (as defined below). The structure of the Transaction, the execution of the Acquisition Agreement, and the completion of the Transaction are subject to the completion of mutually satisfactory due diligence in the Parties’ respective sole discretion, applicable board and shareholder approvals, the satisfaction of the closing conditions set forth herein, and the execution and delivery of definitive transaction documentation (the “Definitive Documentation”).

II.	Consideration.

The parties acknowledge that the proposed transaction contemplates NCRA acquiring up to nine point nine-nine percent (9.99%) of the issued and outstanding equity interests of INERGX. The purchase price may be satisfied through a combination of cash and NCRA common stock, in proportions to be agreed by the Parties. The final structure, valuation, consideration, governance rights, and closing mechanics shall be determined in the Acquisition Agreement following completion of due diligence and satisfaction of the conditions set forth herein. The parties acknowledge that the final purchase price, valuation, share consideration, governance rights, and liquidity arrangements shall be determined following verification of the matters set forth in Section IV(A). [***] and [***] form part of INERGX’s strategic operating group and, although not yet legally owned by INERGX, will be transferred to, merged into, or otherwise formally consolidated with INERGX before or at the closing of the transaction (the “Closing”), and in any event no later than ninety (90) days after the date of this Letter unless otherwise agreed by the Parties in writing. The value of [***] and [***] forms part of the Target and shall be reflected in the total valuation of INERGX assessed prior to Closing.

1.	Preliminary Valuation Framework

The parties acknowledge that INERGX has represented that:

•	INERGX is currently pursuing an independent valuation analysis;

•	INERGX believes its current enterprise value exceeds $60 million;

•	INERGX believes its enterprise value may increase materially based upon anticipated revenue growth, customer expansion, pipeline conversion, strategic partnerships, and operational execution.

The parties further acknowledge that all valuation assumptions are preliminary and subject to verification by NCRA through its due diligence investigation and review of third-party valuation analyses.

No valuation, share exchange ratio, purchase price, earn-in calculation, governance structure, or other economic term shall be deemed final until incorporated into definitive transaction documents.

The Closing of NCRA’s acquisition of up to nine point nine-nine percent (9.99%) of the issued and outstanding equity interests of INERGX shall not occur unless and until INERGX has formally completed such acquisitions and integration, with a deadline of ninety (90) days after the execution of this Letter unless otherwise agreed by the Parties in writing.

NCRA shall not use the names [***] or [***] in any press release, public announcement, social media post, investor communication, or other public statement unless and until INERGX has formally completed its acquisition of [***] and [***] and the integration of their assets, except with INERGX’s prior written consent. For the avoidance of doubt, NCRA may refer to INERGX in any public announcement or social media communication it deems necessary, subject to applicable law and the confidentiality provisions of this Letter.

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The parties further acknowledge that [***] and INERGX have an existing commercial relationship, under which [***] provides validation and testing services in respect of battery energy storage technology and is collaborating with INERGX on commercial development, and that INERGX is in the process of acquiring [***] and [***] with the intention of subsequently integrating their respective assets into INERGX.

Notwithstanding the foregoing, the Parties acknowledge that the preliminary valuation set forth herein may be subject to adjustment prior to Closing if certain conditions are met, including material changes in the Target’s financial performance, customer base, contracted revenue, pipeline, or operational metrics as verified during due diligence. Any such adjustment shall be mutually agreed by the Parties and reflected in the Definitive Documentation.

2.	Equity Consideration

The parties anticipate that a portion of the purchase price may be satisfied through the issuance of NCRA common stock and/or other securities.

The final number of securities issued shall be determined pursuant to a mutually agreed valuation methodology and shall be based upon:

•	Verified historical financial performance;

•	Verified customer contracts;

•	Verified recurring revenue;

•	Verified backlog and pipeline;

•	Verified intellectual property ownership;

•	Independent valuation reports;

•	Formal completion of INERGX’s acquisition of [***] and [***] and the integration of their respective assets into INERGX;

•	Market conditions at closing; and

•	Applicable Nasdaq and securities law requirements.

Any NCRA securities issued in connection with the Transaction shall be valued at a price per share (the “Consideration Share Price”) equal to the agreed reference value established upon execution of this Letter (the “Reference Price”); provided, that if the twenty (20) trading day volume weighted average price (“VWAP”) of NCRA common stock immediately preceding the Closing is more than ten percent (10%) higher or lower than the Reference Price, the Consideration Share Price shall be adjusted to the applicable upper or lower collar price, as applicable, equal to one hundred ten percent (110%) or ninety percent (90%) of the Reference Price, unless otherwise agreed by the Parties in the Definitive Documentation. Notwithstanding the foregoing, the Consideration Share Price shall in all cases comply with applicable Nasdaq and securities law requirements.

3.	Growth Capital Commitment

The Parties may discuss potential growth capital investment by NCRA in INERGX following Closing.

The amount, timing, and conditions of any capital commitment shall be negotiated in the definitive transaction documents.

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4.	Founder Liquidity

Subject to satisfactory completion of due diligence, financing availability, board approval, and definitive documentation, NCRA may provide a limited secondary liquidity component to certain founders and shareholders of INERGX at closing.

The amount, recipients, and terms of any secondary transaction shall be mutually agreed and documented in the definitive transaction agreements.

5.	Performance-Based Earn-In

The parties anticipate implementing a performance-based earn-in program designed to align the interests of NCRA and INERGX.

The earn-in program may include the issuance of additional equity interests based upon achievement of mutually agreed milestones including:

•	Energy storage capacity deployed;

•	Megawatts managed or delivered;

•	Revenue growth targets;

•	EBITDA targets;

•	Strategic customer acquisitions;

•	Strategic partnerships;

•	Infrastructure deployment milestones; and

•	Other mutually agreed operational objectives.

The specific milestones, measurement periods, issuance mechanics, dilution protections, and maximum earn-in amounts shall be set forth in the definitive transaction documents.

6.	Exit Rights

The parties intend to evaluate the inclusion of future liquidity provisions, which may include:

•	Spin-out rights;

•	Public listing opportunities;

•	Exchange rights;

•	Conversion rights;

•	Put and call rights; and

•	Other liquidity mechanisms.

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Such provisions shall be negotiated in good faith and incorporated into definitive documentation where appropriate.

7.	Governance & Founder Protection

Any super-voting rights, enhanced voting rights, board control rights, veto rights, founder protections, or change-of-control protections shall be subject to negotiation and approval by both parties and shall not be deemed agreed solely by execution of this Letter of Intent.

The parties acknowledge the importance of preserving operational continuity and management stability. INERGX shall retain control over its own capital-raising and securities-issuance decisions, including the right to issue or procure the issuance of additional INERGX securities, subject to the ROFR and other express limitations set forth in Section VI.

Accordingly, the definitive transaction documents shall include negotiated provisions relating to:

•	Board representation;

•	Management authority;

•	Voting rights;

•	Reserved matters;

•	Strategic approvals;

•	Founder protections;

•	Change-of-control protections; and

•	Other governance mechanisms intended to protect both NCRA and INERGX shareholders.

All governance provisions remain subject to negotiation and definitive documentation.

Management, Advisory & Referral Arrangements.

INERGX wishes to ensure that the referring party, Phoenix MGMT & Consulting, continues to manage the acquisition, transition and business expansion going forward for a minimum period of thirty-six (36) months, or until such time as the business is spun off into its own entity. INERGX considers it important that the business expertise in growth, expansion and the capital markets provided by Phoenix MGMT & Consulting continues alongside the business throughout this period.

INERGX also notes that it has a pre-existing relationship with AIVentures GP, a well-known name in INERGX’s industry, who has referred clients to INERGX to help grow the company, and INERGX will continue to assist AIVentures GP in seeking out business growth opportunities. INERGX and AIVentures GP do not currently have any finder’s fee or broker’s fee agreement in place for the referral of business; any such arrangement will be agreed on a case-by-case basis and will be discussed further with NOCERA.

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III.	Acquisition Agreement.

The Acquisition Agreement will contain representations and warranties, covenants, conditions to closing, and indemnities customary for a business combination of the nature described herein and not inconsistent with this Letter. As soon as reasonably practicable after the date of this Letter, the Parties will commence negotiation of the Acquisition Agreement relating to the Transaction. The initial draft of the Acquisition Agreement and any ancillary agreements and related schedules thereto will be prepared by the Buyer’s counsel and reviewed by the Target’s counsel. The Parties agree to use commercially reasonable efforts to sign the Acquisition Agreement no later than ninety (90) days after the date of this Letter, subject to extension by mutual written agreement if a PCAOB-compliant audit is required by Nasdaq, the SEC, or other applicable securities or exchange requirements in connection with the Transaction or if the [***] and [***] acquisitions and integration have not been completed by such date. The Parties agree to work on a valuation report for the Target and the Buyer and the Buyer shall be responsible for the fees associated with the preparation of the valuation report. At the signing of the Acquisition Agreement, the Board of Directors of the Buyer and the Target shall each obtain a fairness opinion that the Transaction is fair, from a financial point of view, to the shareholders of the Buyer and the Target, respectively. The execution of the Acquisition Agreement is conditioned on the Buyer’s and the Target’s satisfactory completion of due diligence.

IV.	Closing Conditions.

There shall not have occurred any material adverse change in the business, operations, financial condition, customer relationships, contracts, management, or regulatory standing of INERGX prior to closing, other than changes arising solely from the legal transfer, merger, consolidation, or integration of [***] and [***] into INERGX prior to or simultaneous with closing. The consummation of the Transaction will be subject to customary closing conditions for a transaction of this nature, including, but not limited to, the following conditions to the Parties’ obligations at the closing:

•	Approval of the Transaction by the board of directors of Buyer and Target and any other required constituencies, including the Target’s shareholders.

•	The Parties’ execution and delivery of the Acquisition Agreement and ancillary agreements related thereto.

•	The receipt of all regulatory approvals, tax clearances, and third-party consents on terms satisfactory to the Parties.

•	The Target shall have formally completed the transfer, merger, consolidation, or other integration of [***] and [***] into INERGX, on terms satisfactory to Buyer, before or at Closing and in any event no later than ninety (90) days after the date of this Letter, unless otherwise agreed by the Parties in writing.

•	Approval of the stockholders of the Buyer pursuant to the Listing Rules of The Nasdaq Stock Market LLC, if any.

•	The Target’s delivery of financial statements and related financial information satisfactory to Buyer, including financial statements for fiscal years 2023, 2024, and 2025 and any unaudited year-to-date and interim financial statements as applicable; provided, that a PCAOB-compliant audit shall be required only to the extent required by Nasdaq, the SEC, or other applicable securities or exchange requirements in connection with the Transaction. The Parties acknowledge that, based on Buyer’s acquisition of less than 50.1% of the Target, they do not currently expect a PCAOB-compliant audit to be required; provided, however, that if such audit is required, the cost thereof shall be borne equally by Buyer and the Target.

•	The execution and delivery of a keyperson agreement with INERGX

•	The execution and delivery of a non-compete agreement, with a 24-month maximum term to be mutually agreed or equal to the maximum period permissible under applicable law.

•	Buyer shall have received and approved all information required pursuant to Section IV(A) (Transaction Assumptions and Due Diligence Conditions).

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A.	TRANSACTION ASSUMPTIONS AND DUE DILIGENCE CONDITIONS

The parties acknowledge that the Transaction is expressly contingent upon NCRA's satisfactory completion of due diligence and verification of information provided by INERGX.

Documentation supporting the anticipated $20 million revenue level represented by INERGX, including executed customer agreements, contracted backlog, recognized revenue schedules, and management forecasts.

NCRA shall have the right, in coordination with INERGX management, to review agreements with major customers representing at least seventy-five percent (75%) of INERGX's revenue.

Buyer shall not directly or indirectly solicit business from any customer identified through the due diligence process for a period of twenty-four (24) months following termination of this Letter if the Transaction is not consummated.

Without limiting the foregoing, NCRA's obligations shall be conditioned upon receipt and satisfactory review of the following:

1.	Financial Verification

•	Financial statements for fiscal years 2023, 2024, and 2025 and any alternative financial statements acceptable to NCRA, including, as applicable, accounts of the Italian operating companies [***] and [***] prepared under Italian accounting standards (Italian GAAP / OIC principles); provided, that a PCAOB-compliant audit shall be required only to the extent required by Nasdaq, the SEC, or other applicable securities or exchange requirements in connection with the Transaction, and, if required, the cost thereof shall be borne equally by Buyer and the Target;

•	Current interim financial statements;

•	Monthly gross revenue and net revenue reports for the preceding thirty-six (36) months;

•	Accounts receivable aging reports;

•	Bank statements reasonably sufficient to verify reported revenue and collections;

•	Historical gross margin information; and

•	Historical EBITDA information, if available.

2.	Customer & Revenue Verification

•	Complete customer list;

•	Revenue by customer;

•	Customer concentration analysis;

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•	Customer retention metrics;

•	Customer churn metrics;

•	Net Revenue Retention (NRR) and Gross Revenue Retention (GRR), if available;

•	Material customer agreements; and

•	Evidence supporting recurring revenue assumptions.

3.	Pipeline Verification

•	Documentation supporting the stated 2.1 GW pipeline;

•	Signed Letters of Intent;

•	Memorandums of Understanding;

•	Strategic partnership agreements;

•	Term sheets;

•	Pipeline reports;

•	Contracted backlog; and

•	Revenue forecasts associated with such opportunities.

4.	Intellectual Property Verification

•	Patent registrations;

•	Patent applications;

•	Trademark registrations;

•	Copyrights;

•	Proprietary technology documentation;

•	Software ownership documentation; and

•	Any exclusive technology rights.

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5.	Valuation Verification

•	Independent valuation reports;

•	Ernst & Young or any other Big Four valuation firm valuation materials, if available;

•	Prior valuation reports;

•	Investor presentations;

•	Financial models;

•	Capital raise materials; and

•	Any documentation supporting valuation assumptions.

6.	Capital Structure Verification

•	Current capitalization table;

•	Warrants;

•	Options;

•	SAFE agreements;

•	Convertible notes;

•	Convertible securities;

•	Earn-out obligations;

•	Equity incentive plans; and

•	Any other instruments that may dilute ownership interests.

The parties acknowledge that NCRA's determination of satisfactory due diligence shall be made in NCRA’s sole and absolute discretion.

The parties acknowledge that final valuation and consideration shall be determined in a commercially reasonable manner based upon verified historical performance, contracted backlog, customer relationships, pipeline opportunities, intellectual property assets, strategic partnerships, market comparables, and other customary valuation methodologies.

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V.	Due Diligence.

As soon as reasonably practicable after the execution of this Letter, the Buyer will commence a detailed due diligence investigation of the Target. The Buyer’s due diligence will include, but will not be limited to, a review of the legal, financial, accounting, tax, environmental, intellectual property, and labor records and agreements of Target, on-site meetings with management, customer calls (in coordination with Target), and other matters that the Buyer’s legal counsel, accountants, tax, or other advisors deem relevant.

The due diligence contemplated by this Letter shall be reciprocal and the Target shall be entitled to conduct, and the Buyer shall reasonably cooperate with and provide full access for, the Target’s own due diligence investigation of the Buyer (NCRA), including the Buyer’s financial condition, capital structure, outstanding and contingent liabilities, litigation, related-party arrangements, and the Buyer’s securities-law standing, Nasdaq listing status and continued-listing compliance. The Target’s obligations under this Letter, and its willingness to proceed to Closing, are conditioned upon the Target’s satisfactory completion of such due diligence on the Buyer in the Target’s sole and absolute discretion.

a.	From and after the execution of this Letter, the Target will authorize the Buyer’s management to:

i.	provide the Buyer’s officers, employees, representatives, and advisors with full access to the records, key employees, advisors, and operations of the Target for the purpose of the Buyer conducting its due diligence investigation;

ii.	provide, or make available to, the Buyer’s officers, employees, representatives, and advisors such information relating to the Target as the Buyer may reasonably request to evaluate and assess the business and assets of the Target in connection with the Transaction; and

iii.	respond to all due diligence inquiries raised by or on behalf of the Buyer in a comprehensive, accurate, and timely manner.

VI.	Covenants of Target; Right of First Refusal.

The Parties acknowledge that NCRA is acquiring only a non-controlling equity interest of up to nine point nine-nine percent (9.99%) in the Target. Accordingly, except for Buyer’s ROFR and change of control consent rights expressly set forth in this Section, the Target shall remain free at all times during the term of this Letter to pursue and enter into investments, joint ventures, partnerships, capital raises, strategic relationships, and other business opportunities with any third parties, including other public companies, without restriction.

a.	The Target may raise equity or debt financing, enter into joint ventures, strategic partnerships, or commercial relationships, and pursue acquisitions or other buy-and-build activities, including the [***] and [***] acquisitions, in each case without triggering the ROFR or requiring Buyer’s prior written consent, so long as such transaction does not result in a change of control of the Target, prevent the consummation of the Transaction contemplated by this Letter, or otherwise prohibit the Target from issuing up to 9.99% of its outstanding stock to Buyer (each, a “Permitted Raise”).

b.	Buyer shall have a right of first refusal (the “ROFR”) during the term of this Letter solely with respect to any bona fide third-party equity investment proposal to acquire all or any portion of the equity interests in the Target that Buyer proposes to acquire under this Letter, if such proposal is made at a valuation higher than the valuation agreed between Buyer and the Target hereunder. The Target shall provide written notice to Buyer of the material terms of any such bona fide third-party equity investment proposal, following which Buyer shall have fifteen (15) business days to elect to invest on the same or better terms. For the avoidance of doubt, the ROFR shall not apply to any Permitted Raise.

The Target acknowledges and agrees that neither it, nor its controlling shareholders, directors, or officers, are permitted to own, acquire, or be issued shares in the Buyer that would result in a change of control or trigger a reverse merger, without the prior written consent of the Buyer.

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VII.	Reserved.

VIII.	Termination.

This Letter will automatically terminate and be of no further force and effect on the earlier of (i) execution of the Acquisition Agreement by the Parties, (ii) mutual written agreement of the Parties, and (iii) either Party’s delivery of thirty (30) days’ prior written notice to the other Party or on the 90th day after the date of this Letter.

Prior to entering into the Acquisition Agreement, the Buyer may terminate negotiations related to the Transaction at any time due to unsatisfactory due diligence on the Target without incurring any liability to the Target in respect of such termination; provided, however, that, in such event, the covenants and obligations of the Target in Section 6 of this Letter shall automatically terminate and be of no further force or effect.

a.	Notwithstanding Section 8(a), Sections 9, 10, 11, 12, and 13 shall survive the termination of this Letter, and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party before such termination. Notwithstanding the foregoing, and for the avoidance of doubt, the covenants and obligations of Target in Section 6 of this Letter shall automatically terminate upon the termination of this Letter.

IX.	Disclosure.

This Letter and the discussions between the Parties related to the Transaction will be considered “Confidential Information” as defined in and protected by the Mutual Non-Disclosure Agreement dated [*], 2026, entered into between the Buyer and the Target (the “NDA”). To the extent there are any conflicts or inconsistencies between the NDA and the confidentiality provisions of this Letter, the confidentiality provisions of this Letter shall control. This Letter shall not be disclosed by either Party to any third party, except for their respective legal counsel, consultants, bank, business appraiser, accountants, and other persons who may assist such party in the transactions contemplated by the Letter for any purpose whatsoever without the prior written consent of the other party prior to the closing. If disclosure is required as a result of applicable law, the Parties will cooperate with each other to maintain confidential treatment of the commercial terms and other material provisions of this Letter and such documents to the extent permitted by applicable law. Without limiting the foregoing, the Parties agreed to amend the NDA in order to expressly permit the disclosures by the Target contemplated by the preceding sentence.

X.	Confidentiality; Non-Use; Non-Solicitation

In consideration of the Target providing access to proprietary, commercially sensitive, and confidential information, the Buyer agrees that all information obtained during the evaluation of the Transaction shall be used solely for the purpose of evaluating and consummating the Transaction and for no other purpose.

Without limiting the foregoing, neither Buyer nor any of its affiliates, officers, directors, employees, representatives, advisors, financing sources, or related parties shall:

(i) use any Confidential Information to compete with the Target;

(ii) use any Confidential Information to pursue, acquire, solicit, contract with, or otherwise engage any customer, supplier, strategic partner, referral source, acquisition target, vendor, employee, consultant, or business opportunity identified through the due diligence process except in connection with the Transaction;

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(iii) directly or indirectly solicit for employment, hire, engage, recruit, or induce any employee, consultant, advisor, contractor, officer, or director of the Target to terminate or modify their relationship with the Target; or

(iv) directly or indirectly solicit, divert, interfere with, or attempt to influence any customer, supplier, strategic partner, channel partner, referral partner, acquisition target, lender, or investor of the Target.

The obligations contained in this Section shall survive termination of this Letter and shall remain in effect for a period of twenty-four (24) months following such termination.

Upon termination of discussions relating to the Transaction, or upon written request by the Target, Buyer shall promptly return or destroy all Confidential Information, including all copies, analyses, financial models, summaries, notes, reports, customer information, pricing information, contracts, intellectual property materials, and other due diligence materials received from or relating to the Target.

Within ten (10) business days following such request, Buyer shall provide written certification executed by an authorized officer confirming compliance with the foregoing obligations.

XI.	Expenses.

Each of the Buyer and the Target will pay their own costs and expenses incurred in connection with the transactions contemplated in this Letter, including all legal, bankers’, and other fees.

Notwithstanding the foregoing, a PCAOB-compliant audit shall be required only to the extent required by Nasdaq, the SEC, or other applicable securities or exchange requirements in connection with the Transaction, and, if required, the cost thereof shall be borne equally by Buyer and the Target.

XII.	Governing Law; Entire Agreement.

This Letter will be governed by and construed under the laws of the State of Nevada without regard to any conflicts of laws principles. This Letter constitutes the entire agreement between the Parties, superseding all prior oral or written agreements, understandings, representations, and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof (other than, for the avoidance of doubt, the NDA). No legal suit, action, or proceeding arising out of or relating to this Letter or the transactions contemplated hereby (each, a “Related Proceeding”) may be commenced, prosecuted, or continued in any court other than the courts of the State of Nevada or the federal courts of the United States located in the District of Nevada, which courts (collectively, the “Specified Courts”) shall have jurisdiction over the adjudication of any Related Proceeding, and the Parties hereby irrevocably consent to the exclusive jurisdiction the Specified Courts and personal service of process with respect thereto. The Parties hereby irrevocably waive any objection to the laying of the venue of any Related Proceeding in the Specified Courts and irrevocably waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. It is understood that this Letter does not contain all matters upon which agreement must be reached in order for the proposed transaction to be consummated.

XIII.	Amendment; Counterparts.

This Letter may only be modified by mutual consent of the Parties. This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when signed and delivered by each of the Parties hereto.

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XIV.	Non-Binding.

Except with respect to this Section 13 and Sections 6 through 12, each of which are intended to be binding on the Parties, this non-binding letter of intent is intended to serve only as an expression of the Parties’ intent and not as a binding obligation to consummate the Transaction; any such obligation will be created only by Definitive Documentation, the provisions of which will supersede this and all other understandings between the Parties.

[signature page follows]

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If you are in agreement with the terms set forth above, please sign this Letter in the space provided below and return an executed copy to the attention of Andy Jin; provided, however, that this Letter shall be of no force and effect if it has not been executed and delivered by all parties on or before 5 p.m. PST on July 6, 2026.

Should you have any further questions or concerns with respect to the contents of this Letter, or if any clarification is sought on matters discussed herein, please do not hesitate to contact Andy Jin at email: andy.jin@nocera.net.

NOCERA, INC.		INERGX

By:	/s/ Andy Jin	By:	/s/ Dominic White
Name: Andy Jin		Name: Dominic White
Title: Chief Executive Officer		Title: Director

		By:	/s/ [***]
Name: [***]
Title: Director

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